Alpha Natural Resources, Inc.
Contact: Ted Pile (276) 623-2920
FOR IMMEDIATE RELEASE
Alpha Natural Resources Announces Results for Third Quarter 2005
•	Third-quarter coal revenues rise 17% from last year to $345.2 million

•	Price realization per ton reaches $51.41, 13% higher than year-ago levels

•	Company sees strong pricing and shipments for metallurgical and steam coal going into fourth quarter
Financial & Operating Data
(in millions, except per-share and per-ton amounts)

				Change From Pro
	Q3/05	Q3/04	Pro Forma Q3/04	Forma Q3/04 to Q3/05
Coal revenues	$345.2	$295.2	$295.2	17%

EBITDA, as adjusted	$34.5	$32.1	$32.1	7%

Income from continuing operations	$8.2	$7.3	$11.8	(31%)

Net income	$8.2	$5.4	$8.6	(5%)

Earnings per diluted share	$0.13	$0.37	$0.14	(7%)

Tons of coal produced & processed	5,024	4,688	4,688	7%

Tons of coal sold	6,714	6,483	6,483	4%

Coal margin per ton	$6.95	$6.92	$6.92	0%
Note:
Pro forma adjustments in table above give effect to the company’s IPO and related internal restructuring as if these events had occurred on January 1, 2004. Pro forma adjustments are detailed in an accompanying table.
Please see the notes accompanying the financial schedules for reconciliation of EBITDA, as adjusted, to GAAP net income. All data above reflects reclassification of divested NKC assets as discontinued operations for all periods shown.
ABINGDON, Va., November 3, 2005—Alpha Natural Resources, Inc. (NYSE:ANR), a leading Appalachian coal producer, today reported net income of $8.2 million, or $0.13 per diluted share, for the quarter ended September 30, 2005. Results include a previously announced charge for stock-based compensation, related to Alpha’s initial public offering in February 2005, in the amount of $3.4 million ($2.5 million after-tax), or $0.04 per diluted share.
406 West Main Street • Abingdon, Virginia 24210 • 866-322-5742 • 276-619-4410 • www.alphanr.com

Net income for the third quarter of 2004 was $5.4 million, or $0.37 per diluted share. Calculated on a pro forma basis, as if the company’s IPO and related internal restructuring transactions had occurred on January 1, 2004, third-quarter 2004 pro forma net income was $8.6 million, or $0.14 per diluted share.
In April 2005, Alpha completed the sale of its Colorado assets (NKC). The company has reclassified NKC as discontinued operations for all periods presented in this press release. Also, consolidated results presented here do not include the Nicewonder acquisition that Alpha completed on October 26, 2005.
Coal sales revenue in the most recent quarter was $345.2 million, 17 percent higher than the same period in 2004, with coal sales volumes climbing 4 percent to 6.7 million tons. The improvement in sales volumes was tempered by erratic rail service in West Virginia and the Great Lakes, and by delayed export shipments from New Orleans caused by Hurricane Katrina, as discussed in Alpha’s September 26, 2005, press release and conference call.
Mainly due to the reduced export sales, sales volumes of metallurgical (met) coal in the third quarter trailed last year’s levels by 360,000 tons. Met sales thus accounted for only 32 percent of total sales volumes for the quarter just ended, compared with 42 percent for the first six months of the year. Currently, Alpha’s met sales produce substantially higher margins than steam coal sales.
As was also discussed in the September 26 press release and conference call, production from Alpha’s contract mining operations was below the company’s expectations for the third quarter by approximately 250,000 tons, mainly due to the lack of qualified contract miners. To meet customer commitments, Alpha purchased coal with an average per-ton cost nearly $11 higher than the average cost for contract production.
“Alpha’s sales volumes were unchanged from the second to the third quarter, but because of the export delays in the Gulf Coast they were weighted much more towards our steam coal business, and steam coal prices are about $30 a ton lower than met coal,” said Alpha’s president and CEO Michael Quillen. “We anticipate much more vigorous export loadings in the fourth quarter.”
On October 12, the bulk shipping facility located in New Orleans resumed operations on a reduced basis. Alpha expects to load two ocean-going vessels by the middle of November and to ship nearly all remaining inventory at this location by year-end. The company has estimated a range of tons lost due to Hurricane Katrina, with a portion of the loss expected to be covered by insurance. Alpha recorded a net pre-tax charge of $0.7 million in the third quarter, representing the estimated total loss less the portion of the loss expected to be recovered through insurance claims. The company expects to make a final determination of the actual loss in the fourth quarter.

Financial and Operating Review—Third Quarter
Total revenues for the most recent quarter were $397.7 million, compared with $341.7 million for the same period last year, as coal price realizations continued to improve for both steam and met coal. The company’s average price-per-ton for steam coal during the third quarter was $41.66, up 24 percent year-over-year, while the average per-ton price for met coal rose 12 percent to $72.49.
Cost of coal sales for the most recent quarter was $298.5 million compared with $250.3 million in the third quarter of 2004. On a per-ton basis, cost of coal sales for the third quarter of 2005 was up 15 percent from the same period last year and was $0.59 per ton (1 percent) higher than the second quarter of this year. The increase from last year is due primarily to the increased cost of mine supplies, labor, trucking, sales related expense such as royalties and taxes, and higher purchased coal costs. Also, the company converted three former contract mines to company mines this year, and incurred substantial rehabilitation expenses for these mines in the third quarter.
Depreciation, depletion and amortization increased by $2.1 million from the third quarter of last year to $16.3 million, equal to $3.19 per ton of produced and processed coal sold. The increase in DD&A is attributable primarily to purchases of mining equipment and capital investments to enhance Alpha’s production capabilities and expand coal sales.
Selling, general and administrative costs were $12.1 million in the most recent quarter, or $8.7 million excluding the $3.4 million charge for stock-based compensation related to Alpha’s IPO. SG&A costs in the comparative quarter last year were $10.1 million. The decrease in comparable SG&A costs was due to lower professional fees and incentive compensation expense, partly offset by higher staffing costs, a write-off of expired options to purchase property, and other costs.
Interest expense from continuing operations in the third quarter of 2005 was $6.6 million, up from $5.7 million in the same period last year, due to higher debt balances and interest rates.
Income tax expense rose approximately $1.2 million in the most recent quarter to $3.5 million. In the third quarter of 2004, no tax was required to be provided on the portion of Alpha’s earnings associated with the minority interest and pass-though entities. Conversely, after Alpha’s IPO and related internal restructuring earlier this year, all earnings are subject to taxation at the corporate level.
EBITDA, as adjusted, rose 7 percent to $34.5 million in the most recent quarter of 2005 (or $37.8 million excluding the stock-based compensation charge). EBITDA, as adjusted, was $32.1 million in the third quarter of 2004. The definition of EBITDA, as adjusted, and a reconciliation of EBITDA, as adjusted, to GAAP net income is provided in a note to the accompanying financial schedules.

Production and sales highlights for the third quarter and year-to-date are as follows:
Production and Sales Data
(In thousand, except per ton amounts)

	Q3 ‘05	Q3 ‘04	%Change	YTD ‘05	YTD ‘04	% Change
Production
Produced/processed	5,024	4,688	7%	15,062	14,518	4%
Purchased	1,726	1,832	(6%)	4,396	4,950	(11%)

Total	6,750	6,520	4%	19,458	19,468	0%

Tons Sold
Steam	4,589	3,995	15%	11,700	11,801	(1%)
Metallurgical	2,125	2,488	(15%)	7,237	7,261	0%

Total	6,714	6,483	4%	18,937	19,062	(1%)

Coal sales realization/ ton
Steam	$41.66	$33.73	24%	$40.05	$31.93	25%
Metallurgical	$72.49	$64.49	12%	$70.99	$58.43	21%

Total	$51.41	$45.53	13%	$51.88	$42.02	23%

Cost of coal sales / ton[1]
Alpha mines	$38.07	$31.93	19%	$36.49	$29.95	22%
Contract mines[2]	$51.34	$43.42	18%	$50.54	$39.97	26%

Total produced/processed	$40.77	$34.52	18%	$39.46	$32.22	22%

Purchased	$56.14	$48.90	15%	$57.30	$43.71	31%

Total	$44.46	$38.61	15%	$43.21	$35.09	23%

Coal Margin / ton[3]	$6.95	$6.92	0%	$8.67	$6.93	25%

[1]Excludes DD&A and SG&A
[2]Includes coal purchased from third parties and processed at our plants prior to resale
[3]Coal sales realization per ton less cost of coal sales
Financial and Operating Review—Year-to-Date
Through the first nine months of 2005, Alpha recorded revenues of $1.1 billion, including coal revenues of $982.4 million. For the same period in 2004, the company reported total revenues of $924.3 million, including coal revenues of $801.0 million. Net income for the nine months ended September 30, 2005, was $8.8 million ($0.16 per diluted share), compared with $18.9 million ($1.28 per diluted share) for the same period in 2004.
Pro forma net income for the first nine months of 2005 was $10.9 million ($0.18 per diluted share) compared with $28.4 million ($0.46 per diluted share) for the comparable period in 2004. Results for 2005 include the previously announced charge of $43.2 million for stock-based compensation related to Alpha’s IPO, equivalent to $0.65 per diluted share.

EBITDA, as adjusted, for the first nine months of 2005 was $91.2 million, including $35.7 million of noncash stock-based compensation expense. EBITDA for the first nine months of 2004 was $96.7 million.
Sales volumes for the first nine months of 2005 were 18.9 million tons, down slightly from last year. Met sales volumes were unchanged from last year while steam coal sales were off 1 percent. Through September 2005, steam coal sales accounted for 62 percent of the company’s total sales volumes and metallurgical coal sales the remaining 38 percent, identical to the first nine months of 2004.
Overall coal sales realization increased 23 percent from $42.02 per ton in the first nine months of 2004 to $51.88 in the first nine months of this year, due to the strength of the market for coal. Cost of coal sales per ton rose 23 percent during the same period, due mainly to increased supply, labor and trucking costs and the higher cost of coal purchased from contractors and other third parties, and the conversion from contractor-operated to company mines. The company’s coal margin per ton rose 25 percent year-over-year to $8.67 per ton.
Liquidity and Capital Resources
Alpha generated $21.6 million in net cash from operating activities in the first nine months of this year compared with $99.2 million for the same period in 2004.
Net income decreased by $10.1 million from the first nine months of 2004. The decrease was more than offset by an increase in non-cash items, primarily from the stock-based compensation charge related to Alpha’s IPO. Net cash required for operating assets and liabilities through September 30, 2005, increased by $84.3 million year-over-year. Compared with last year, trade receivables consumed $28.5 million more cash in the first nine months primarily as a result of the company’s revenue growth. Higher export coal and other inventory levels this year and the associated higher value of those inventories required $28.5 million more cash in the first nine months of 2005 than they did in the same period last year. In addition, trade payables and accrued expenses used $28.7 million more cash in the first nine months of 2005 than last year.
Capital expenditures through the first nine months of this year totaled $95.9 million compared with $53.0 million during the same period a year ago, due mostly to the company’s investments in organic growth projects and sustaining capital equipment. Alpha continues to expect total capital spending in 2005 will be in the range of $110 million to $120 million.
On October 26, 2005, in connection with the closing of the Nicewonder acquisition, Alpha refinanced its existing credit facility and repaid all amounts outstanding. On a pro forma basis, after giving effect to the new credit facility and repayment of the first installment of the notes due as a result of the acquisition, Alpha would have had approximately $153.2 million available from the new revolver and total indebtedness of $527.2 million as of September 30, 2005. Total indebtedness as of the end of September 2004 was $261.0 million.

Recent Developments
•	Alpha’s subsidiaries continue to earn recognition for safety and quality. The McClure River preparation plant, operated by the Dickenson-Russell Coal Company, won the Industry Leader award at Coal Age magazine’s Quality ’05 Conference. In October, Enterprise Mining Company’s Mine #4 and Paramont Coal Company Virginia’s Lover’s Gap No. 3 surface mine won two of the four top national honors for coal mine safety, awarded by the federal Mine Safety and Health Administration (MSHA). Two other Paramont mines also won honors in MSHA’s annual safety competition.

•	Regarding the company’s two chief safety indices, reportable safety incidents and days lost from injury, Alpha operations continued to outperform the Central Appalachia industry benchmarks during the third quarter.

•	On October 26, 2005, Alpha announced the completion of the acquisition of the Nicewonder coal group, which is expected to add approximately 4.3 million tons of annual production. The assets acquired include three surface mines and equipment, as well as a road construction and coal recovery business. Nicewonder produces high quality Central Appalachian coal, with 99 percent of its proven reserves having less than 1 percent sulfur content and 90 percent having heat content in excess of 12,000 Btu per pound. Concurrent with the acquisition, Alpha completed a $525.0 million refinancing of its senior secured credit facilities.

•	On October 14, 2005, Alpha filed an S-1 registration statement with the Securities and Exchange Commission to register for sale up to 12 million shares of common stock held by certain existing shareholders. The SEC is currently reviewing the filing.
Market Outlook
Alpha expects metallurgical coal sales volumes to recover in the fourth quarter and anticipates a sequential improvement in its gross margin. October sales volumes were strong—particularly in the export met markets—and sales prices for both steam and met coal exceeded third-quarter average realizations.
“We’ve seen a noticeable pickup in met demand from the end of the summer on, and prices have strengthened across the quality spectrum,” said Quillen. “In large part this is due to both the rebound in the steel markets in the second half of this year and production difficulties in the Eastern met coalfields, which is putting an added squeeze on met coal supplies.”
Recent domestic contract negotiations have yielded commitments for about 1.5 million tons of met coal in the $80 to $90 per ton range for 2006, net to the mine, depending on quality specifications. Additionally, Alpha’s sales force recently recorded several new customer wins in both the foreign and domestic markets.
Updating Alpha’s forward sales bookings, as of November 1, 2005, the company had committed and priced 82 percent of planned production in 2006, 45 percent of planned production in 2007, and 21 percent in 2008 (including planned production from the Nicewonder operations). The portion of uncommitted planned production that is metallurgical-grade coal is 26 percent in 2006, 35 percent in 2007 and 37 percent in 2008.
Production Outlook
Production at the new Deep Mine 35 complex in southwestern Virginia commenced November 1, making it the third new mine to open this year under Alpha’s three-year internal mine expansion program. A fourth mine, Cucumber (West Virginia), is a low vol met coal mine that should begin production sometime this month. Altogether, Alpha expects to open seven new mining facilities by the end of 2007 under the expansion program, with incremental production of approximately 4.4 million tons over 2004 production. Alpha estimates that about 80 percent of the expected output has sufficient quality characteristics to be sold as metallurgical coal.
Alpha will generate additional production in the fourth quarter from the three surface mines and road construction business that comprise the Nicewonder acquisition. These operations are expected to produce 4.3 million tons of coal for the full year 2006. Nicewonder’s proven reserves of low sulfur coal have increasing value given the escalating price of sulfur emission credits.
Even though per-ton cost of coal sales for Alpha’s produced and processed coal were up only 1 percent from the second to the third quarter this year, inflationary pressures persist. Alpha is facing rising costs for steel, fuel, tires, lubricants, explosives and spare parts as are virtually all companies in the major coal-producing regions of the U.S. Price increases for materials and supplies in 2006 are expected to range from 5 percent to as much as 15 percent, depending on the item. While the high quality of Alpha’s coals produce superior realizations, rising input costs will likely have a material impact on cost of sales going forward.
Financial Outlook
Based on year-to-date results, expected strength in fourth-quarter shipments and price realizations, and including two months of contribution from the Nicewonder acquisition, Alpha continues to expect sales volumes for the full year of 25 million to 26 million tons, coal revenues between $1.3 billion and $1.4 billion, and EBITDA, as adjusted, of $153 million to $163 million, or $200 million to $210 million after adjusting for the stock-based compensation charges related to the IPO.
Conference Call Webcast
Alpha will hold a conference call to discuss its third quarter performance on Thursday, November 3, 2005 at 11:00 a.m. ET. The call will be accessible through the Internet at Alpha’s web site, www.alphanr.com, and will be archived on the site as well. A replay will be available through November 10, 2005 by dialing 800-642-1687 (toll-free) or 706-645-9291 and entering pass code

1694530.
About Alpha Natural Resources
Alpha Natural Resources is a leading producer of high-quality Appalachian coal. Taking into account Alpha’s acquisition of Nicewonder, approximately 92 percent of the company’s reserve base is high Btu coal and 90 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 67 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ approximately 3,200 people.
ANRG
Forward Looking Statements
Certain statements in this news release and the related conference call are or will be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Alpha Natural Resources, Inc. (“Alpha” or “the company”) uses the words “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events affecting the company and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These factors are difficult to accurately predict and may be beyond the control of the company. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; our ability to integrate the Nicewonder acquisition into Alpha’s existing operations; our ability to maintain an adequate labor force and other employee workforce factors; weather conditions or catastrophic weather-related damage; the company’s production capabilities; the company’s relationships with, and other conditions affecting its customers; the timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting Alpha’s coal mining and production, and those affecting its customers’ coal usage; railroad, vessel and other transportation performance and costs; Alpha’s assumptions concerning economically recoverable coal reserve estimates; regulatory and court decisions; future legislation and changes in regulations or governmental policies; uncertainties of pending litigation; changes in postretirement benefit and pension obligations; and Alpha’s liquidity, results of operations and financial condition. These and other additional risk factors and uncertainties are discussed in greater detail in the company’s Annual Report on Form 10-K, registration statement on Form S-1 filed on October 14, 2005, and other documents filed with the Securities and Exchange Commission. Forward-looking statements made by the company in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.

In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.
NOTES TO ACCOMPANYING CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS:
Pro Forma Reporting
References to pro forma financial information in this press release give pro forma effect, where applicable, to the company’s 2004 financings, IPO and internal restructuring as if these events had occurred on January 1, 2004. Pro forma adjustments are detailed in an accompanying table.
Reconciliation of Non-GAAP Measures
This news release includes certain non-GAAP financial measures as defined by SEC regulations. EBITDA and EBITDA, as adjusted, are measures used by management to gauge operating performance. Alpha defines EBITDA as net income or loss plus interest expense, income taxes, and depreciation, depletion and amortization, less interest income. EBITDA, as adjusted, includes EBITDA plus minority interest. Management presents EBITDA and EBITDA, as adjusted, as supplemental measures of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. These EBITDA measures are not, however, a measure of financial performance under GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with GAAP. Moreover, EBITDA is not calculated identically by all companies. A reconciliation of these measures to the most directly comparable GAAP measures is found on the company’s web site at www.alphanr.com.
FINANCIAL TABLES FOLLOW

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Coal revenues	$345,179	$295,208	$982,383	$801,021
Freight and handling revenues	46,659	37,570	126,650	102,846
Other revenues	5,851	8,931	18,447	20,440

Total revenues	397,689	341,709	1,127,480	924,307

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	298,522	250,311	818,299	668,887
Freight and handling costs	46,659	37,570	126,650	102,846
Cost of other revenues	5,943	6,603	16,327	14,942
Depreciation, depletion and amortization	16,277	14,193	45,521	38,883
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above and including stock-based compensation of $3,381 and $43,169 for the three and nine months ended September 30, 2005, respectively)	12,147	10,124	74,924	35,786

Total costs and expenses	379,548	318,801	1,081,721	861,344

Income from operations	18,141	22,908	45,759	62,963

Other income (expense):
Interest expense	(6,636)	(5,666)	(19,400)	(14,497)
Interest income	197	230	675	331
Miscellaneous income, net	50	154	40	517

Total other income (expense), net	(6,389)	(5,282)	(18,685)	(13,649)

Income from continuing operations before income taxes and minority interest	11,752	17,626	27,074	49,314
Income tax expense	3,542	2,379	15,141	5,852
Minority interest	—	7,980	2,918	22,335

Income from continuing operations	8,210	7,267	9,015	21,127

Loss from discontinued operations, net of income taxes and minority interest (including gain on sale in April 2005 of $522, net of income taxes)	—	(1,846)	(214)	(2,227)

Net income	$8,210	$5,421	$8,801	$18,900

Net income per share, as adjusted:
Basic and diluted:
Income from continuing operations	$0.13	$0.49	$0.17	$1.43
Loss from discontinued operations	—	(0.12)	(0.01)	(0.15)
Net income, as adjusted	$0.13	$0.37	$0.16	$1.28
Weighted average shares — basic	61,259,314	13,998,911	53,184,066	13,998,911
Weighted average shares — diluted	61,908,020	13,998,911	53,566,469	13,998,911

Pro forma net income per share:
Diluted:
Income from continuing operations	$0.13	$0.19	$0.18	$0.52
Loss from discontinued operations	—	(0.05)	—	(0.06)
Pro forma net income	$0.13	$0.14	$0.18	$0.46
Pro forma weighted average shares — diluted	61,908,020	61,311,851	61,677,221	61,246,833

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2005	2004
Assets

Current assets:
Cash and cash equivalents	$111	$7,391
Trade accounts receivable, net	151,932	95,828
Notes and other receivables	9,708	9,936
Inventories	102,856	54,569
Due from affiliate	—	323
Deferred income taxes	401	4,674
Prepaid expenses and other current assets	15,087	29,814

Total current assets	280,095	202,535

Property, plant, and equipment, net	267,481	217,964
Goodwill	18,641	18,641
Other intangibles, net	560	1,155
Deferred income taxes	19,616	—
Other assets	35,705	36,826

Total assets	$622,098	$477,121

Liabilities and Stockholders’ Equity and Partners’ Capital

Current liabilities:
Current portion of long-term debt	$1,046	$1,693
Note payable	2,815	15,228
Bank overdraft	15,507	10,024
Trade accounts payable	73,208	51,050
Accrued expenses and other current liabilities	61,919	68,283

Total current liabilities	154,495	146,278

Long-term debt, net of current portion	257,163	184,784
Workers’ compensation benefits	5,113	4,678
Postretirement medical benefits	22,226	15,637
Asset retirement obligation	34,284	32,888
Deferred gains on sale of property interests	5,166	5,516
Deferred income taxes	—	7,718
Other liabilities	9,178	4,911

Total liabilities	487,625	402,410

Minority interest	—	28,778

Stockholders’ equity and partners’ capital:
Alpha Natural Resources, Inc.:
Preferred stock — par value $0.01, 10,000,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 100,000,000 shares authorized, 62,212,580 shares issued and outstanding	622	—
Additional paid-in capital	146,372	—
Unearned stock-based compensation	(18,623)
Retained earnings	6,102	—

Total Alpha Natural Resources, Inc. stockholders’ equity	134,473	—

Alpha NR Holding, Inc.:
Preferred stock — par value $0.01, 1,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 1,000 shares authorized, 100 shares issued and outstanding	—	—
Additional paid-in capital	—	22,153
Retained earnings	—	18,828

Total Alpha NR Holding, Inc. stockholder’s equity	—	40,981

Alpha Fund IX Holdings, L.P.:
Partners’ capital	—	4,952

Total stockholders’ equity and partners’ capital	134,473	45,933

Total liabilities and stockholders’ equity and partners’ capital	$622,098	$477,121

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine months ended
	September 30,
	2005	2004
Operating activities:
Net income	$8,801	$18,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	45,805	39,352
Amortization of debt issuance costs	1,325	4,039
Minority interest	2,846	19,562
Accretion of asset retirement obligation	2,463	2,902
Virginia tax credit	(343)	(1,930)
Stock-based compensation — non-cash	35,694	—
Gain on sale of discontinued operations	(704)	—
Deferred income taxes	2,668	2,448
Other non-cash items	(550)	6,101
Changes in operating assets and liabilities	(76,381)	7,873

Net cash provided by operating activities	21,624	99,247

Investing activities:
Capital expenditures	$(95,919)	$(52,984)
Proceeds from disposition of property, plant, and equipment	5,282	595
Purchase of net assets of acquired companies	(961)	(2,891)
Equity investment	(1,234)	(3,250)
Issuance of note receivable to coal supplier	—	(10,000)
Collections on note receivable from coal supplier	4,442	675
Payment of additional consideration on previous acquisition	(5,000)	—
Increase in due from affiliate	—	620

Net cash used in investing activities	(93,390)	(67,235)

Financing activities:
Repayments of notes payable	(12,413)	(11,787)
Proceeds from issuance of long-term debt	72,621	175,000
Repayments on long-term debt	(944)	(64,920)
Increase in bank overdraft	5,483	396
Proceeds from initial public offering, net of offering costs	598,066	—
Repayment of restructuring notes payable	(517,692)	—
Distributions to former owners	(80,067)	(115,573)
Debt issuance costs	(568)	(10,563)

Net cash provided by (used in) financing activities	64,486	(27,447)

Net increase (decrease) in cash and cash equivalents	(7,280)	4,565
Cash and cash equivalents at beginning of period	7,391	11,246

Cash and cash equivalents at end of period	$111	$15,811

The following unaudited table reconciles reported net income to net income, as adjusted, and to pro forma net income as if the 2004 Financings, the Internal Restructuring, and the initial public offering had occurred on January 1, 2004. Net income, as adjusted, includes net income and a pro forma adjustment for income taxes to reflect the pro forma income taxes for ANR Fund IX Holdings, L.P.’s portion of pre-tax income which would have been recorded if the Internal Restructuring had occurred on January 1, 2004. Net income, as adjusted is further adjusted by the pro forma effects of the 2004 Financings and the add back of minority interest due to the Internal Restructuring, both net of income taxes, as if those events had occurred on January 1, 2004.

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(In thousands)
Reported net income	$8,210	$5,421	$8,801	$18,900
Deduct: Income tax effect of ANR Fund IX Holdings, L.P. income prior to Internal Restructuring	—	(282)	(89)	(985)

Net income, as adjusted	8,210	5,139	8,712	17,915

Deduct: Pro forma effects of the 2004 Financings, net of income taxes	—	—	—	(1,614)
Add: Elimination of minority interest, net of income tax effect	—	3,474	2,176	12,129

Pro forma net income	$8,210	$8,613	$10,888	$28,430

The following table reconciles EBITDA and EBITDA, as adjusted, to net income, the most directly comparable GAAP measure:

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(In thousands)
Net income	$8,210	$5,421	$8,801	$18,900
Interest expense	6,636	5,666	19,400	14,497
Interest income	(197)	(230)	(675)	(331)
Income tax expense (including continuing and discontinued operations)	3,542	1,355	15,048	4,732
Depreciation, depletion and amortization (including continuing and discontinued operations)	16,277	14,312	45,804	39,352

EBITDA	34,468	26,524	88,378	77,150

Minority interest (including continuing and discontinued operations)	—	5,602	2,846	19,562

EBITDA, as adjusted	$34,468	$32,126	$91,224	$96,712